Exhibit 10.34

September 24, 2010

Todd N. Smith

31445 Reigate Lane

Green Oaks, IL 60044

Dear Todd:

On behalf of Horizon Pharma USA, Inc. (the “Company”), it is my pleasure to offer you the position of Senior Vice President, Marketing and Alliance Management reporting directly to me.

This letter will confirm some of the terms of your employment. Please review it, and if it outlines the terms of your employment as you understand them, sign the enclosed copy and return it to me.

•	Start Date. You will commence this new position with the Company on October 1, 2010 (the “Start Date”).

•	Location. Your position will be based at the Company’s headquarters, located at 1033 Skokie Boulevard, Suite 355, Northbrook, IL 60062.

•

Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within two business days of your date of hire, or our employment relationship may be terminated.

•	Compensation. This position offers a semi-monthly salary of $11,041.67 which is the equivalent of $265,000 annually.

•

Bonus. You will be eligible for an annual target cash bonus, beginning in the calendar year 2010 (pro-rated for the year 2010) at 30% of your salary, based on successful completion of individual and/or Company milestones, as set by Company management.

•

Stock Option Grant. In connection with the commencement of your employment, the Company will recommend to the Board of Directors an incentive option to purchase 45,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Company’s Stock Option Agreement, which date will be your Start Date as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s stock plan in such form as it may be adopted by the Board of Directors and the Stock Option Agreement between you and the Company.

1033 Skokie Boulevard, Suite 355 Northbrook, IL 60062

•	Benefits.

¡

Insurance Benefits. In accordance with Company policy and the terms of the applicable plan documents, you will be eligible to participate under any benefit plan or arrangement which may be in effect from time to time and made available to the Company’s employees.

¡	Vacation. You will be eligible for four weeks vacation.

¡	Holidays. You will be entitled to the Company established holiday schedule, details to be provided via human resources.

•

Confidential Information, Invention, Assignment and Non-Competition Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information, Invention Assignment and Non-Competition Agreement, a copy of which will be provided to you (the “Confidentiality Agreement”), prior or on your Start Date.

•

At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

•

No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

•

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements.

1033 Skokie Boulevard, Suite 355 Northbrook, IL 60062

I am pleased to be able to extend you this offer and we are excited to begin working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Best Regards,

/s/ Timothy P. Walbert

Timothy P. Walbert

Chairman, President and Chief Executive Officer

Accepted:

/s/ Todd N. Smith	9/28/10

Todd N. Smith	Date

Cc:	Robert W. Metz

Doreen Brignoli

Finance

Human resources file

1033 Skokie Boulevard, Suite 355 Northbrook, IL 60062